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

                                                                                                          Exhibit 12 (a)

                                             GENERAL ELECTRIC CAPITAL SERVICES, INC.
                                                   AND CONSOLIDATED AFFILIATES

                                         Computation of Ratio of Earnings to Fixed Charges


                                                                          Years ended December 31
                                                      -----------------------------------------------------------------
 (In millions)                                           2001          2000         1999         1998          1997
                                                      ------------  -----------  -----------  ------------  -----------
 Net earnings .....................................   $    5,417    $    5,192   $    4,443   $    3,796    $    3,256
 Provision for income taxes .......................        1,380         1,912        1,653        1,364         1,166
 Minority interest ................................          163           214          186          148           121
                                                      ------------  -----------  -----------  ------------  -----------
 Earnings before income taxes and minority interest        6,960         7,318        6,282        5,308         4,543
                                                      ------------  -----------  -----------  ------------  -----------
 Fixed charges:
   Interest .......................................       10,836        11,415        9,607        9,122         7,762
   One-third of rentals ...........................          335           392          356          296           245
                                                      ------------  -----------  -----------  ------------  -----------
 Total fixed charges ..............................       11,171        11,807        9,963        9,418         8,007
 Less interest capitalized, net of amortization ...          (88)         (121)         (87)         (88)          (52)
                                                      ------------  -----------  -----------  ------------  -----------
 Earnings before income taxes and minority interest,
   plus fixed charges .............................   $   18,043    $   19,004   $   16,158   $   14,638    $   12,498
                                                      ============  ===========  ===========  ============  ===========
 Ratio of earnings to fixed charges ...............         1.62          1.61         1.62         1.55          1.56
                                                      ============  ===========  ===========  ============  ===========
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